Exhibit 10.2

EAGLE MATERIALS INC.

Non-Employee Directors – Compensation Summary

Effective August 2009 to July 2010

On an annual basis, each non-employee director of Eagle Materials Inc. (the “Company”) may select one of the following compensation packages for his or her performance of director services during the next 12 months:

(1)	total annual compensation valued at $150,000, of which $75,000 is paid in cash and the remainder is provided in the form of an equity grant valued at $75,000; or

(2)	an equity grant valued at $170,000.

The equity grant under either alternative is comprised of options to purchase common stock of the Company, par value $0.01 (“Common Stock”). In accordance with the terms of the Eagle Materials Inc. Incentive Plan, the exercise price of the stock options is set at the average of the high and low price of the Common Stock on the New York Stock Exchange on the date of grant. The number of option shares granted is determined as of the date of the grant by using the Black-Scholes method. All options are fully exercisable when granted and have a seven-year term.

Non-employee directors who chair committees of the Board of Directors receive additional annual compensation. The Governance Committee Chair receives a fee of $10,000 per year. The chairs of the Audit Committee and the Compensation Committee each receive a fee of $15,000 per year. The Chairman of the Board of Directors receives a fee of $50,000 per year. Chairpersons who elect to receive all Board compensation in the form of equity may also elect to receive this additional compensation in the form of options to purchase Common Stock, in which case a 26.67% premium is added to such fees when valuing the number of options to be received by such chairperson.

If directors hold restricted stock units (“RSUs”) granted as part of director compensation in prior fiscal years (which includes all directors other than Richard Stewart), these directors will receive dividend equivalent units as and when the Company issues a cash dividend on the Common Stock in accordance with the terms of the RSUs.

All directors are reimbursed for reasonable expenses of attending meetings.